Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

PIONEER PUMP SOLUTIONS ANNOUNCES ACQUISITION OF PERFORMANCE PUMP AND EQUIPMENT LIMITED

Ipswich, Suffolk, Great Britain - September 3, 2013 - Pioneer Pump Solutions Ltd. a wholly owned subsidiary of Franklin Electric Co., Inc. (NASDAQ:FELE), announced today that it has completed the purchase of the assets of Performance Pump and Equipment Company Limited of Stowmarket, Suffolk, UK. Performance Pump is a pump rental company that operates depots in Wigan, Somerset and Petersfield, UK. Performance Pump provides their customers a wide variety of rental alternatives in mining, municipal, dewatering and industrial applications using tailored pump solutions from 2" to 12" bore configurations. Calendar year 2012 sales for Performance Pump were approximately £1.5 million.

Franklin Electric has agreed to pay £1.5 million in an all cash transaction. The Company believes Performance Pump will be accretive to 2014 earnings per share and provides additional assets, customer relationships and market knowledge that enhance the Pioneer Pump Solutions operation in the UK.

Dennis Mitchell, Chairman of Pioneer Pump Solutions, commented:

"Pioneer Pump Solutions is committed to providing 24/7 pump hire and support to our growing list of customers in the UK. The addition of Performance Pump gives us a broader geographical base to service the needs of our customers. We look forward to helping customers throughout the UK achieve the cost savings and reduced carbon emissions that our products provide."

Pioneer Pump Solutions is a U.K. based national specialist pump hire business with locations in Ipswich, Nottingham and Cardiff and serves the mining, construction and utilities markets.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company's financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Securities and Exchange Commission filings, included in Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ending December 29, 2012, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.